Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR CONTACT: Pam Marsh (626) 535-8465 MEDIA CONTACT: Michael DiVirgilio (213) 486-6560

INDYMAC BANCORP REPORTS FOURTH QUARTER LOSS OF
$509.1 MILLION, ($6.43) PER SHARE
— Raised $676 Million of Equity Capital in 2007 and Remains “Well Capitalized” —
— Increased Credit Reserves to $2.4 Billion, a 71 Percent Increase from $1.39 billion in
Q3-07 and a Four-fold Increase from $619 million in Q4-06 —
— Balance Sheet Management and Suspension of Common Dividend Expected to
“Raise” and Additional $400 Million of Capital in 2008 —
— Near Record $6 Billion in Operating Liquidity and No Capital Markets Funding —

PASADENA, Calif. — February 12, 2008 — IndyMac Bancorp, Inc. (NYSE:IMB, “Indymac®” or the “Company”), the holding company for IndyMac Bank, F.S.B. (“Indymac Bank®”), today reported a net loss of $509.1 million, or ($6.43) per share, for the fourth quarter of 2007, compared with net earnings of $72.2 million, or $0.97 per share, in the fourth quarter of 2006. For the full year, Indymac reported a net loss of $614.8 million, or ($8.28) per share, Indymac’s first annual loss in its 23-year history, compared with net earnings of $342.9 million, or $4.82 per share, in 2006. Indymac has filed a Form 8-K with the Securities and Exchange Commission, which is intended to provide review and analysis of Indymac’s financial position and results of operations similar to the information generally provided in Indymac’s quarterly Form 10-Q filings. Indymac has also issued its annual letter to shareholders, which provides additional details regarding the Company’s performance in 2007 and future outlook. The Form 8-K and the annual shareholder letter are available on Indymac’s Website at www.imb.com.

“Consistent with nearly every other large financial institution in the mortgage lending and securitization business, as a result of the rapidly deteriorating housing and mortgage markets, we took major write-downs and established significant credit reserves and recognized a significant loss in the fourth quarter,” stated Michael W. Perry, Indymac’s Chairman and CEO. “We absorbed 863 million in total pre-tax credit provisions/costs1 during the quarter, and this led to our quarterly loss of $509 million. These credit provisions/costs allowed us to build our total credit reserves for future losses by 71 percent during the quarter to $2.4 billion at December 31, 2007, a four-fold increase from $619 million at December 31, 2006. Actual charge-offs taken during the quarter totaled 179 million, such that the Company’s total reserves equate to 13.3 times current quarterly charge-offs. Excluding non-investment grade and residual securities, total Q4-07 charge-offs were $99 million, and the total related credit reserve at December 31 was $1.1 billion, or 11.3 times the charge-off amount in the fourth quarter of 2007. While we do expect our charge-offs to increase substantially in 2008 over 2007, we believe that the credit reserves we have now built up are sufficient to absorb these charge-offs such that we are currently forecasting that our total credit provisions/costs in 2008 will be roughly $372 million, down from 1.45 billion in 2007, which we believe will have a significant positive impact on our drive to return Indymac to profitability in 2008.”

“As I said during 2007”, continued Mr. Perry, “safety and soundness remains our highest priority during these challenging times, and, notwithstanding our fourth quarter loss, we finished the quarter in a solid overall financial position. Our capital levels continue to exceed the levels defined as ‘well capitalized’ by our regulators by virtue of the fact that Indymac has not repurchased any shares since 2002, and we prudently raised $676 million of equity capital in 2007 — $500 million of bank perpetual preferred stock with an 8.5 percent coupon in the second quarter,

1 Credit provisions/costs include provisions for loan losses, credit marks-to-market for loans held for sale, provisions to the secondary market reserve (for potential loan repurchases), credit write-downs of residual and non-investment grade securities and REO losses.

$146 of common equity (at an average price of $20 per share in the third and fourth quarters) and $30 million in holding company trust preferred. As a result, at December 31, 2007 Indymac Bank’s core capital ratio was 6.24 percent and our total risk-based capital ratio was 10.50 percent, above the ‘well-capitalized’ regulatory levels of 5.00 percent and 10.00 percent, respectively. We also continued to maintain our total operating liquidity in excess of $6 billion at the end of the fourth quarter, close to our all-time high level. Our strong liquidity is enabled by the fact that virtually all of Indymac’s business is conducted and assets are held within Indymac Bank. As a result, we are 100 percent funded with deposits (approximately 95 percent of our deposits are fully insured by the FDIC), FHLB advances, long-term debt and equity, and we have no market funding sources (no commercial paper or reverse repurchase borrowings).

“In my annual letter to shareholders, which we have also released today, I provide more details on what happened to Indymac and the industry in 2007 and on our game plan and priorities for 2008. The bottom line on our game plan is that our current forecast shows a small profit of roughly $13 million in 2008, even including the Q1-08 restructuring charges. Our goal is to return Indymac to profitability in Q2-08 and grow our profit each quarter thereafter, and I believe that we have a realistic shot of achieving this goal. If we can do this, we will preserve Indymac’s $16, or so, book value per share in 2008, which I believe is a good foundation from which to begin growing shareholder value again. Even if we are wrong in our forecast for 2008, and the mortgage and housing markets worsen beyond what we are already forecasting ... which could happen given our experience in 2007 ... we have the capital (both existing capital and an additional $400 million, or so, we will generate by suspending the common dividend and shrinking our balance sheet) to absorb nearly triple our presently forecasted 2008 credit costs and fight our way through until the housing and mortgage markets do stabilize.”

Quarterly Cash Dividend Payments

In light of current financial performance, Indymac’s Board of Directors has decided to suspend its quarterly common cash dividend payments indefinitely. The Board of Indymac Bank approved the payment of the dividend on the Series A Preferred Stock equal to $0.53 per share. The cash dividend is payable on March 17, 2008 to shareholders of record on March 3, 2008.

Conference Call

On Tuesday, February 12, at 8:00 a.m. PST (11:00 a.m. EST), Michael W. Perry, Chairman and Chief Executive Officer, will host a live webcast and conference call to discuss the results of the fourth quarter in greater detail, which will be followed by a question and answer session. A slide presentation will accompany the webcast/conference call and can be accessed along with Indymac’s Form 8-K for the quarter ended December 31, 2007, via Indymac Bank’s home page at www.imb.com.

If you would like to participate:

•	Internet webcast access will be available at: http://www.imb.com

•	The telephone dial-in number is (888) 396-7846 or (706) 758-0230 (international) access code #30385018; and

•	The replay number is (800) 642-1687 or (706) 645-9291 (international) access code #30385018

To participate on the call, please dial in 15 minutes prior to the scheduled start time. During the question and answer period we will begin with questions from the equity analysts that cover Indymac and our top 50 shareholders. If time permits, we will then take questions from other interested parties.

The conference call will be replayed continuously beginning two hours after the live event on February 12, 2008, through midnight ET on February 19, 2008, and will be available on Indymac’s Web site at www.imb.com.  We will also have available, 24 hours after the live call, an MP3 downloadable file of the full earnings review and Q&A session at www.imb.com.

About Indymac Bank

IndyMac Bancorp, Inc. (NYSE: IMB) (Indymac®) is the holding company for IndyMac Bank, F.S.B. (Indymac Bank®), the 7th largest savings and loan and the 2nd largest independent mortgage lender in the nation. Indymac Bank, operating as a hybrid thrift/mortgage banker, provides cost-efficient financing for the acquisition of single-family homes. Indymac also provides financing secured by single-family homes and other banking products to facilitate consumers’ personal financial goals.

With an increased focus on building customer relationships and a valuable consumer franchise, Indymac is committed to becoming a top five mortgage lender in the U.S. by 2011, with a long-term goal of providing returns on equity of approximately 15 percent. The company is dedicated to continually raising expectations and conducting itself with the highest level of ethics.

For more information about Indymac and its affiliates, or to subscribe to the company’s Email Alert feature for notification of company news and events, please visit http://about.indymacbank.com/investors.  To visit Indymac’s corporate blog, please visit http://www.theimbreport.com.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. Words such as “anticipate,” “believe,” “estimate,” “expect,” “project,” “plan,” “forecast,” “intend,” “goal,” “target,” and similar expressions, as well as future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may,” identify forward-looking statements that are inherently subject to risks and uncertainties, many of which cannot be predicted or quantified. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including: the effect of economic and market conditions including, but not limited to, the level of housing prices, industry volumes and margins; the level and volatility of interest rates; Indymac’s hedging strategies, hedge effectiveness and overall asset and liability management; the accuracy of subjective estimates used in determining the fair value of financial assets of Indymac; the various credit risks associated with our loans and other financial assets, including increased credit losses due to demand trends in the economy and the real estate market and increased delinquency rates of borrowers; the adequacy of credit reserves and the assumptions underlying them; the actions undertaken by both current and potential new competitors; the availability of funds from Indymac’s lenders, loan sales, securitizations, funds from deposits and all other sources used to fund mortgage loan originations and portfolio investments; and the execution of Indymac’s business and growth plans and its ability to gain market share in a significant and turbulent market transition. Additional risk factors include the impact of disruptions triggered by natural disasters; pending or future legislation, regulations and regulatory action, or litigation, and factors described in the reports that Indymac files with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and its reports on Form 8-K. Indymac does not undertake to update or revise forward-looking statements to reflect the impact of circumstances for events that arise after the date the forward-looking statements are made.

Investor Contact: Pam Marsh Indymac Bank Phone: (626) 535-8465 E-mail: pam.marsh@imb.com

Media Contact: Michael DiVirgilio MWW Group Phone: (213) 486-6560 E-mail: mdivirgilio@mww.com

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